Exhibit 23.2

WHITTLESEY & HADLEY, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Bankwell Financial Group, Inc. (formerly BNC Financial Group, Inc.) on Form S-1 of our reports for BNC Financial Group, Inc. dated March 27, 2013 and The Wilton Bank dated March 19, 2013 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut

November 12, 2013